Exhibit (a)(5)(xiv)

THORNBURG MORTGAGE ANNOUNCES FURTHER EXTENSION OF

EXCHANGE OFFER AND CONSENT SOLICITATION

Company intends to complete its Exchange Offer and Consent Solicitation on

September 9, 2008

SANTA FE, N.M. – September 2, 2008 – Thornburg Mortgage, Inc. (NYSE: TMA), announced today that it is extending the expiration of its exchange offer and consent solicitation (the “Exchange Offer”) for all outstanding shares of its 8.00% Series C Cumulative Redeemable Preferred Stock (“Series C Preferred Stock”), Series D Adjusting Rate Cumulative Redeemable Preferred Stock (“Series D Preferred Stock”), 7.50% Series E Cumulative Convertible Redeemable Preferred Stock (“Series E Preferred Stock”) and 10% Series F Cumulative Convertible Redeemable Preferred Stock (“Series F Preferred Stock” and collectively with the Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock, the “Preferred Stock”) to September 9, 2008, at 12:01 a.m. EDT.

The company and the parties to the Override Agreement continue to negotiate clarifications with respect to the amount, timing, calculation methodology, limits of margin calls and agreed upon uses for the Liquidity Fund. The company continues to negotiate a resolution to these ambiguities with the parties to the Override Agreement and currently anticipates that a successful clarification of the Agreement would allow the Company to complete the Exchange Offer by 12:01 a.m. EDT, on September 9, 2008, unless further extended or terminated by the company.

On September 2, 2008, holders of Preferred Stock had tendered approximately (i) 89.9% (5,866,768 shares) of the Series C Preferred Stock; (ii) 88.8% (3,553,548 shares) of the Series D Preferred Stock; (iii) 94.0% (2,973,076 shares) of the Series E Preferred Stock and (iv) 94.5% (28,649,913 shares) of the Series F Preferred Stock.

Holders of the Preferred Stock who participate in the Exchange Offer will receive $5.00 in cash and 3.5 shares of the company’s common stock for each share of preferred stock validly tendered. Holders who have previously tendered their shares of Preferred Stock continue to have the right to revoke such tenders at any time prior to the new expiration date by complying with the revocation procedures set forth in the Offering Circular relating to the Exchange Offer.

The Exchange Offer and Consent Solicitation is being made to holders of Preferred Stock in reliance upon the exemption from the registration requirements of the Securities Act of 1933, as amended, afforded by Section 3(a)(9) of the Securities Act. Investor inquiries about the Exchange Offer should be directed to the company at 866-222-2093 (toll free). Holders of the Preferred Stock are urged to read the Offering Circular which has been filed with the SEC and contains important information regarding the Exchange Offer. Requests for copies of the Offering Circular and related documents may be directed to Georgeson Inc., the information agent for the Exchange Offer, at 866-399-8748 (toll free). The Offering Circular and other information regarding the Exchange Offer may also be obtained through the SEC’s Web site at www.sec.gov and the company’s Web site at www.thornburgmortgagetender.com.

This press release does not constitute an offer to purchase or a solicitation of acceptance of the offer, which may be made only pursuant to the terms of the Offering Circular and the related materials.

Thornburg Mortgage is a leading single-family residential mortgage lender focused principally on prime and super-prime borrowers seeking jumbo and super-jumbo adjustable-rate mortgages.

This press release may contain forward-looking statements within the meaning of the federal securities laws. These forward-looking statements are based on current expectations, estimates and projections, and are not guarantees of future performance, events or results. Actual results and developments could differ materially from those expressed in or contemplated by the forward-looking statements due to a number of factors, including but not limited to: the impact of the March 31, 2008, financing transaction; the company’s ability to meet the ongoing conditions of the Override Agreement and ongoing negotiations with the parties thereto with respect to ambiguities under such agreement; general economic conditions; ongoing volatility in the mortgage and mortgage-backed securities industry; the company’s ability to complete the Exchange Offer for all of its outstanding Preferred Stock; the company’s ability to raise additional capital; the company’s ability to retain or sell additional assets; market prices for mortgage securities, changes in interest rates and other risk factors discussed in the company’s SEC reports, including its most recent quarterly report on Form 10-Q, annual report on Form 10-K/A, its Proxy Statement for its Annual Meeting held on June 12, 2008, its Proxy Statement for the Exchange Offer Solicitation and its Registration Statement on Form S-3. These forward-looking statements speak only as of the date on which they are made and, except as required by law, the company does not intend to update such statements to reflect events or circumstances arising after such date.

Thornburg Mortgage, Inc., Santa Fe

Investor Relations

505-989-1900

Media contact

Suzanne O’Leary Lopez

505-467-5166

ir@thornburgmortgage.com

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